Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement of Digital Media Solutions, Inc. on Form S-1, of our report dated March 13, 2020 (which includes an explanatory paragraph relating to Leo Holdings Corp.’s ability to continue as a going concern), relating to the balance sheets of Leo Holdings Corp. as of December 31, 2019, 2018 and 2017, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2019 and 2018 and for the period from November 29, 2017 (date of inception) through December 31, 2017, and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York

July 31, 2020